Exhibit 21.1

Duquesne Light Holdings, Inc., has the following direct subsidiaries, all of which are wholly or majority owned:

Duquesne Light Company, a Pennsylvania corporation

AquaSource, Inc., a Delaware corporation

DQE Energy Services, LLC, a Delaware limited liability company

DQE Financial Corp., a Delaware corporation

DQE Enterprises, Inc., a Pennsylvania corporation

DQE Systems, Inc., a Pennsylvania corporation

Duquesne Power Inc., a Pennsylvania corporation

DQE Capital Corporation, a Delaware corporation

Cherrington Insurance Ltd., a Bermuda corporation

Duquesne Light has the following significant subsidiaries:

DQE Energy Limited, a Cayman Islands corporation

DQE Energy Two Limited, a Cayman Islands corporation

Duquesne Financial, L.L.C., a Delaware limited liability company

Monticello Corporation, a Delaware corporation (wholly owned by DQE Energy Two)

Duquesne Financial, L.P., a Pennsylvania partnership (Duquesne Light is 99% limited partner, Duquesne Financial, L.L.C., is 1% general partner)

DQU II Funding Corporation, a Delaware corporation (wholly owned by Duquesne Financial, L.P.

Duquesne Power, Inc., a Delaware corporation

Duquesne Power, L.P., (Duquesne Light is 99% limited partner, Duquesne Power, Inc. is 1% general partner)